EXHIBIT 3.190

RADNOR GP-200 RC, L.L.C.

SECOND AMENDED AND RESTATED
OPERATING AGREEMENT

                    THIS AGREEMENT (this “Agreement”) is entered into as of this 14th day of April, 2005 by and between Radnor Properties-200 RC Holdings, L.P. a Delaware limited partnership (successor in interest to The Rubenstein Company, L.P. as a result of an assignment of its interest in the Partnership to the Limited Partner dated September 21, 2004) (“RP”), the only admitted member of Radnor GP-200 RC, L.C.C., a Delaware limited liability company (the “Company”), and the Company.  This Agreement amends and restates in its entirety the Company’s Amended and Restated Operating Agreement dated May 2, 2001 by The Rubenstein Company, L.P.

          1.       Organization.  The Company is an existing Delaware limited liability company originally formed and organized on March 19, 2001 pursuant to the provisions of the Delaware Limited Liability Company Act.

          2.       Purpose.  The Company is organized to pursue any lawful purpose except for the purposes of banking or insurance.

          3.       Term.  The term of the Company shall continue until terminated by RP, at which time RP shall file a Certificate of Dissolution with the Secretary of State of the State of Delaware.

          4.       Principal Place of Business.  The Company’s principal place of business in the State of Delaware shall be such place as RP, in its discretion, shall determine.

          5.       Management.  The Company shall be managed by RP.  RP hereby designates as its agents, in the capacities set forth herein, the following individuals: Gerard H. Sweeney, as President and Chief Executive Officer, Christopher P. Marr, as Senior Vice President and Chief Financial Officer, and Brad A. Molotsky, as Senior Vice President, General Counsel and Secretary (the “Individuals”).  While serving in such capacities, the Individuals shall have active management of the operations of the Company, including, without limitation, the power and authority to execute and deliver in the name of and on behalf of the Company any and all documents which any of them may deem necessary, desirable or appropriate, subject, however, to the control of RP, and shall make such reports of the affairs of the Company to RP as RP may require.  Such designation by RP shall not cause any member to cease to be a member of the Company, nor shall such designation be deemed to confer member status, rights or interests upon the Individuals.  Such designation notwithstanding, RP retains the power and authority to manage and control the business and affairs of the Company, including the right to remove and replace any Individual as its agent.

          6.       Limitation of Liability.  No person designated pursuant to this Agreement as authorized to act on behalf of the Company shall be liable, responsible or accountable, in damages or otherwise, to any member of the Company or to the Company for any action or inaction performed (or not performed) in good faith by him with respect to Company matters, except for fraud, gross negligence or an intentional breach of this Agreement.

          7.       Additional Members.  Additional members shall be admitted only upon the written agreement of RP.  The terms and conditions of this Agreement may not be modified or amended except by a written agreement signed by RP.

          8.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law rules in that jurisdiction.

[Signature Page to Follow]

                    IN WITNESS WHEREOF, the undersigned has, through its duly authorized representative, set its hand as of the date first written above.

RADNOR PROPERTIES-200 RC HOLDINGS, L.P. a Delaware limited partnership

By:	Brandywine Radnor 200 Holdings LLC, a Delaware limited liability company, its general partner

	By:	Brandywine Operating Partnership, L.P., a Delaware limited partnership, its sole member

		By:	Brandywine Realty Trust, a Maryland real estate investment trust, its general partner

			By:	/s/ Gerard H. Sweeney

Name: Gerard H. Sweeney
Title: President & CEO